Exhibit 10.16

Non-Employee Directors’ Compensation for 2016

At its regularly scheduled meeting on December 1, 2015, the Board of Directors of Aqua America, Inc., upon the recommendation of its Executive Compensation Committee, approved the following directors’ compensation for 2016  for the non-employee directors of Aqua America, Inc.: (1) an annual cash retainer of $75,000; (2) an annual cash retainer for the Chair of the Executive Compensation Committee of $12,500; (3) an annual cash retainer for the Chair of the Audit Committee of $12,500; (4) an annual cash retainer for the Chair of the Corporate Governance Committee of $10,000; (5) an annual cash retainer for the Chair of the Risk Mitigation Committee of $10,000; (6) an annual cash retainer for the Lead Independent Director of $25,000; (7) an annual stock grant to directors of $75,000; and  (8) the non-executive Chairman shall be paid a retainer in the amount of $175,000 per year and the normal Director equity award as set forth above. All Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.